Exhibit 99.1

IMMEDIATE RELEASE: FLORIDA DISTRIBUTION

American Access Technologies, Inc.

Keystone Heights, Florida

www.aatk.com

Company Contact: Joe McGuire, Chief Financial Officer

(352) 473-6673/ jmcguire@aatk.com

American Access Technologies Reports

Third Quarter Results

Three month sales up 11.2%; Nine month sales up 13.2% over prior periods

Keystone Heights, FL – October 30, 2003 – PRNewswire – FirstCall –American Access Technologies, Inc. (NASDAQ: AATK) today reported results for the three and nine months ended September 30, 2003. Total revenues for the three months ended September 30, 2003 were $1,379,743 compared to $1,241,381 (+11.2%) for the third quarter of 2002. Total revenues for the nine months ended September 30, 2003 were $4,069,487, compared with $3,593,767 (+13.2%) for the nine months ended September 30, 2002.

The net loss for the third quarter of 2003 was $220,496 or diluted EPS loss of ($0.04), compared to a net loss of $434,164 or diluted EPS loss of ($0.07), in the third quarter of 2002. The net loss for the nine months ended September 30, 2003 was $889,620 or diluted EPS ($0.15), compared with a net loss of $1,033,704 or diluted EPS ($0.18), in the same period of 2002.

Joe McGuire, Chief Financial Officer of American Access Technologies, Inc. reports the following:

“The 16.1% increase in sales in the third quarter ($1,379,743) over the second quarter 2003 ($1,188,347) marks the fourth time in the last five quarters where our sales have demonstrated growth over the previous quarter. Our 9-month 2003 sales of over $4,000,000 keep the Company on a sales pace ahead of the prior 5 years, which would establish 2003 as our best sales year ever. We are pleased that our sales have grown this year throughout a difficult economic environment.

“We believe it is important to maintain an infrastructure in our plants that will enable us to rapidly respond to substantial increases in our sales. In the third quarter of 2003, we began the process required to achieve ISO 9000 certification at our Keystone Heights facility. ISO 9000 is an international quality standard that recognizes a company’s capability for reliable delivery of high quality products and services.

“Our management focus has remained steadfast throughout 2003. We believe the proactive initiatives we have put in place will enable us to compete effectively during these challenging market conditions, and gain a stronger financial position going forward. Our strategic plan continues to focus our efforts to increase our revenues, control our expenses and continue our march to profitability.

“Our sales initiatives include enhancing our service levels to our customers by reducing our lead times, focusing our efforts in research and development of new products and refining our current ones and continuing to look for growth opportunities on a worldwide basis with our partners.

“Building strong sales requires a solid foundation, and we consider our agreement with Chatsworth Products, Inc. (“CPI”) to be an extension of our strategy of which began with our private label partnerships and our line up of national distributors. We continue our expectation to benefit in the future from an expanding economy and positive results from our alliance with CPI that was announced in May 2003.

“We recognize that our zone cabling and wireless products have a longer sales cycle that depends on our products being incorporated into a larger project. Therefore, quarterly sales of these products are not always consistent. In the quarter ended September 30, 2003, our zone cabling division sales, the majority of which is our zone cabling and wireless products, accounted for approximately 30% of total sales compared to approximately 40% in the third quarter 2002. We anticipate that subsequent quarters will see positive results from the relationships that our AATK sales efforts have nurtured with Original Equipment Manufacturers (“OEM”) and the new relationships that are being established by the CPI sales force for these products.”

For further detailed information, please read the Company’s Quarterly Report (10Q-SB) which will be filed with the Securities and Exchange Commission in a few days.

American Access manufactures patented zone cabling units that mount in ceilings, raised floors, and in custom furniture, routing traditional cabling, fiber optics and wireless solutions to the office desktop. The Company’s concept of “zone cabling” reduces costs for installation and moves, adds, and changes by as much as 65% while providing plug and play, up-gradable networks, fiber optics and wireless LAN. Its Omega Metals subsidiary manufactures its proprietary products, and also employs state-of-the-art metal fabrication and finishing techniques for public and private companies and for the U.S. government.

News and product/service information are available at www.aatk.com.

Note: This press release for American Access Technologies, Inc. contains forward-looking statements as defined in Section 27A of the Securities Exchange Act of 1934, regarding future events, conditions and financial trends. Prospective investors are cautioned that forward-looking statements are not guarantees of future performance. Actual events or results may differ from the Company’s expectations, which are subject to various risks and uncertainties including general economic conditions as well as those listed in the Company’s SEC filings. The forward-looking statements made herein are based on information presently available to the management of the company. The company assumes no obligation to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.